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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                            2002        2001          2000
                                                          --------    ---------    -----------
Earnings:
  Net loss..............................................  $(55,173)   $(142,298)   $(2,029,123)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P. ................    55,173      142,298      1,667,761
       Equity in loss applicable to preferred
          partnership Interests of Globalstar, L.P. ....        --           --        356,944
       Amortization of excess carrying value in
          Globalstar, L.P. .............................        --           --         31,840
                                                          --------    ---------    -----------
Earnings available to cover fixed charges(1)............  $     --    $      --    $    27,422
                                                          ========    =========    ===========
Fixed charges -- preferred dividends....................  $ 19,671    $  26,562    $    27,422
                                                          ========    =========    ===========
Ratio of earnings to fixed charges......................       N/A          N/A             1x
                                                          ========    =========    ===========
Deficiency of earnings to cover fixed charges...........  $ 19,671    $  26,562            N/A
                                                          ========    =========    ===========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           2002         2001          2000
                                                         ---------    ---------    -----------
Net loss...............................................  $(149,959)   $(575,511)   $(3,785,671)
Distributions on redeemable preferred partnership
  interests............................................     (2,887)     (26,562)       (30,730)
Capitalized interest...................................         --           --         (8,132)
                                                         ---------    ---------    -----------
Deficiency of earnings to cover fixed charges..........  $(152,846)   $(602,073)   $(3,824,533)
                                                         =========    =========    ===========